Exhibit 99.1

United-Guardian Reports 2016 Year-End Earnings

HAUPPAUGE, N.Y., March 23, 2017 (GLOBE NEWSWIRE) -- United-Guardian, Inc., (NASDAQ:UG) reported FY-2016 net income of $2,581,142 ($0.56 per share) on net sales of $10,776,867, as compared with net income of $4,606,929 ($1.00 per share) on net sales of $14,006,244 in 2015.

Ken Globus, President of United-Guardian, stated, “Our revenue for the first eight months of 2016 was negatively impacted by a regulatory issue in China that was unrelated to our product but caused a significant overstock situation for one of our products in China. That regulatory issue and overstock situation have been resolved, and shipments to China resumed in September. As a result, we are anticipating an increase in China sales in 2017. We began selling our new single-dose form of Renacidin® Irrigation, our most important pharmaceutical product, in April 2016, and we believe that sales of that product will increase as the year progresses. We are also very excited about our latest cosmetic ingredient, Lubrajel® Marine, which is being launched globally by ASI, our largest marketing partner, at the international In-Cosmetics conference in London in April. We are hopeful that this product will begin to contribute to our sales by the end of 2017, and that this new addition to our product line, along with the resumption of sales into China and the anticipated increase in Renacidin sales, will result in a stronger and more profitable year for us in 2017.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE:  This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause the company's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE YEARS ENDED
DECEMBER 31, 2016 AND DECEMBER 31, 2015

STATEMENTS OF INCOME

	Years ended December 31,
	2016	2015

Net sales	$10,776,867	$14,006,244

Costs and expenses:
Cost of sales	4,882,644	5,202,158
Operating expenses	1,852,833	1,862,290
Research and development	651,828	648,211
Total costs and expenses	7,387,305	7,712,659
Income from operations	3,389,562	6,293,585

Other income (expense):
Investment income	306,505	332,705
Loss from sale of asset	---	(879)
Total other income	306,505	331,826
Income from operations before provision for	3,696,067	6,625,411
income taxes

Provision for income taxes	1,114,925	2,018,482
Net income	$2,581,142	$4,606,929

Earnings per common share (basic and diluted)	$0.56	$1.00

Weighted average shares (basic and diluted)	4,594,319	4,594,319

BALANCE SHEET DATA
(condensed)

	December 31,
	2016	2015

Current assets	$13,968,689	$14,517,960
Net property, plant, and equipment	1,090,591	1,096,113
Other asset(s) (net)	59,295	74,118
Total assets	$15,118,575	$15,688,191

Current liabilities	$1,045,951	$988,367
Deferred income taxes	252,135	118,010
Total Liabilities	$1,298,086	$1,106,377
	$13,820,489	$14,581,814
Stockholders’ equity
Total liabilities and stockholders’ equity	$15,118,575	$15,688,191

Contact: Robert S. Rubinger
(631) 273-0900